Exhibit 99.4

CONSENT OF KELEIGH THOMAS MORGAN

Powered Brands (the “Company”) intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as an advisor to the board of directors of the Company. I also consent to the filing of this consent as an exhibit to such Registration Statement.

December 22, 2020
	By:	/s/ Keleigh Thomas Morgan
	Name:	Keleigh Thomas Morgan